Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

SECOND QUARTER 2019 FINANCIAL RESULTS

Loss Per Diluted Share of $(0.10); Adjusted Earnings Per Diluted Share of $0.07

TOANO, Va., August 7, 2019 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the second quarter and six months ended June 30, 2019.

Second Quarter Results

Net sales for the second quarter of 2019 increased $5.1 million, or 1.8%, to $289 million as compared to the second quarter of 2018 driven by new stores (stores open less than 13 months).  Net sales in comparable stores were flat as compared to the second quarter of 2018, as growth of installation services was offset by a slight decline in merchandise sales. The Company opened three new stores and closed one in the second quarter of 2019.

Gross profit increased 1.2% in the second quarter of 2019 to $102 million as compared to $101 million in the comparable period in 2018. Gross margin decreased to 35.5% in the second quarter of 2019 from 35.7% in the second quarter of 2018.  Gross margin in the second quarter of 2019 was favorably impacted by tariff classification adjustments while antidumping rate changes favorably impacted the second quarter of 2018.  Excluding these items as shown on the table that follows, Adjusted Gross Profit (a non-GAAP measure) increased by $2.5 million and Adjusted Gross Margin (a non-GAAP measure) increased by 20 basis points. The margin increase was driven by a larger mix of higher margin manufactured products, reduced discounting in the stores, the absence of a significant inventory obsolescence charge incurred in the year-ago period, and a late second quarter increase to prices in reaction to tariffs. The small improvement in Adjusted Gross Margin was achieved despite higher tariff-related costs and with an increased mix of lower margin installation sales.

Selling, general and administrative (“SG&A”) expenses increased 1.6% in the second quarter of 2019 to $104 million from $102 million in the comparable period in 2018 but included certain costs in both years related to investigations and lawsuits, including an accrual related to settlement of the Kramer employment matter of $4.75 million that was recorded in the second quarter of 2019.  Excluding these items as shown in the table that follows, Adjusted SG&A (a non-GAAP measure) increased $1.9 million primarily as a result of increases in payroll for new store openings and advertising.

Operating loss was $1.4 million and $0.9 million for the three months ended June 30, 2019 and 2018, respectively. Excluding the Gross Profit and SG&A items discussed above and summarized in the table that follows, Adjusted Operating Income (a non-GAAP measure) was $3.6 million for the second quarter of 2019, up from an Adjusted Operating Income (a non-GAAP measure) of $3 million for the second quarter of 2018.  The most significant driver of the increase was the improvement in the Company’s  Adjusted Gross Margin.

Net loss for the three months ended June 30, 2019 was $2.9 million, or $0.10 per diluted share, compared to a net loss of $1.5 million, or $0.05 per diluted share, for the three months ended June 30, 2018.  Adjusted Net Income and Adjusted EPS (non-GAAP measures) for the three months ended June 30, 2019 were $2.1 million and $0.07 per diluted share, compared to $2.4 million and $0.09 per diluted share, for the three months ended June 30, 2018.

As of June 30, 2019, the Company had $64.5 million outstanding under its revolver and $25 million outstanding under its FILO Term Loan, which collectively, is up from year-end. Considering these borrowings, at June 30, 2019, the Company had $117 million in liquidity, comprised of $13 million of cash and cash equivalents and availability under the Credit Agreement of $104 million.

“Our transformation plan remains on track, and we made solid progress in the second quarter with investments to bolster our digital presence, optimize our marketing initiatives, including the introduction of our new marketing campaign that highlights our value proposition and differentiated customer experience, and continued progress building Pro and Installed sales,” said Chief Executive Officer Dennis Knowles.  “Results in the quarter were generally in line with our expectations and reflect our efforts to mitigate the impact of increased tariffs on our near-term financial performance while also positioning the company for long-term success. With the increase in tariffs, we  continue to manage costs through diligent vendor negotiations, opportunistic alternative country sourcing, and ongoing supply chain optimization.  We also selectively implemented retail price increases late in the quarter to further mitigate the impact of rising tariffs while, at the same time, ensuring we deliver a strong value proposition and remain competitive in this dynamic environment.”

“Despite delivering solid quarterly results and sequential improvement from the first quarter, as the second quarter progressed, customer traffic softened and that softness continued into July,” Knowles continued.  “This, in combination with the uncertain tariff environment, has tempered our near-term financial outlook. As always, we are monitoring broader industry demand, the competitive environment, and the hard-surface flooring consumer as moderating macroeconomic indicators and broad uncertainty created by tariffs across an array of products permeate the market. As we look to the balance of the year and beyond, we are actively executing a deep dive into our overall cost structure to identify near-term efficiency opportunities, but we remain focused on executing our stated transformation plan that we believe includes a number of strategic levers to strengthen our business and create long-term shareholder value.”

2019 Outlook

The Company’s current 2019 full-year outlook assumes the continuation of the current 25% tariff applicable to products imported from China for the balance of 2019 and is as follows:

	Current Outlook	Previous Outlook
Total revenue growth percentage	Low single digits	Mid-single digits
Comparable store sales	Approximately flat	Flat to low-single digit growth
Adjusted operating margin (a non-GAAP measure)	1.4% to 1.9%	1.9% to 2.4%
New store openings	10 to 15	10 to 15
Capital spending	$15 to $18 million	$15 to $18 million

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on August 7, 2019, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407‑9039 or (201) 689‑8470. A replay will be available approximately two hours after the call ends through August 14, 2019 and may be accessed by dialing (844) 512‑2921 or (412) 317‑6671 and entering pin number 13691483. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

With 415 locations, Lumber Liquidators is one of North America’s leading specialty retailers of hard-surface flooring.  The Company features more than 400 varieties of floors in the latest styles, including solid and engineered hardwood, bamboo, cork, laminate, waterproof vinyl plank and porcelain tile flooring.  Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors.  Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators’ products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•	Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.
•	Corporate giving: LayItForward.LumberLiquidators.com.
•	Follow on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact on us of any of the following:

•	the outcomes of legal proceedings, and the related impact on liquidity;
•	reputational harm;
•	obligations related to and impacts of new laws and regulations, including pertaining to tariffs;
•	obtaining products from abroad, including the effects of tariffs, as well as the effects of antidumping and countervailing duties;
•	obligations under various settlement agreements and other compliance matters;
•	disruptions related to our corporate headquarters relocation;
•	inability to open new stores, find suitable locations for our new store concept, and fund other capital expenditures;
•	inability to execute on our key initiatives or such key initiatives do not yield desired results;
•	managing growth;
•	transportation costs;
•	damage to our assets;
•	disruption in our ability to distribute our products;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store or warehouse leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	disruption in our ability to obtain products from our suppliers;
•	product liability claims;
•	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage;
•	access to and costs of capital;
•	disruption due to cybersecurity threats;
•	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising strategy;
•	anticipating consumer trends;
•	competition;
•	impact of changes in accounting guidance, including the implementation guidelines and interpretations;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	internal controls including those over tariffs;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.  Information regarding these and other additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10‑K for the year ended December 31, 2018.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit, (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted Operating (Loss) Income;  (v) Adjusted Operating Margin; (vi) Adjusted Net Income; and (vii) Adjusted EPS.  These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.  These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2019	2018
Assets
Current Assets:
Cash and Cash Equivalents	$12,727	$11,565
Merchandise Inventories	303,700	318,272
Prepaid Expenses	9,142	6,299
Deposit for Legal Settlement	21,500	21,500
Other Current Assets	9,307	8,667
Total Current Assets	356,376	366,303
Property and Equipment, net	93,074	93,689
Operating Lease Right-of-Use	113,375	—
Goodwill	9,693	9,693
Other Assets	5,792	5,832
Total Assets	$578,310	$475,517

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$67,826	$73,412
Customer Deposits and Store Credits	42,888	40,332
Accrued Compensation	9,050	9,265
Sales and Income Tax Liabilities	4,838	4,200
Accrual for Legal Matters and Settlements Current	68,475	97,625
Operating Lease Liabilities - Current	30,711	—
Other Current Liabilities	19,355	17,290
Total Current Liabilities	243,143	242,124
Other Long-Term Liabilities	13,144	20,203
Operating Lease Liabilities - Long-Term	90,262	—
Deferred Tax Liability	863	792
Credit Agreement	89,500	65,000
Total Liabilities	436,912	328,119

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 29,941 and 31,578 shares issued and 28,701 and 28,627 shares outstanding, respectively)	30	32
Treasury Stock, at cost (1,239 and 2,951 shares, respectively)	(142,269)	(141,828)
Additional Capital	216,159	213,744
Retained Earnings	69,055	76,835
Accumulated Other Comprehensive Loss	(1,577)	(1,385)
Total Stockholders’ Equity	141,398	147,398
Total Liabilities and Stockholders’ Equity	$578,310	$475,517

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Sales
Net Merchandise Sales	$250,658	$248,967	$488,557	$485,482
Net Services Sales	37,909	34,507	66,230	59,764
Total Net Sales	288,567	283,474	554,787	545,246
Cost of Sales
Cost of Merchandise Sold	157,801	156,636	309,226	305,019
Cost of Services Sold	28,279	25,528	49,463	43,945
Total Cost of Sales	186,080	182,164	358,689	348,964
Gross Profit	102,487	101,310	196,098	196,282
Selling, General and Administrative Expenses	103,864	102,223	200,896	198,641
Operating Loss	(1,377)	(913)	(4,798)	(2,359)
Other Expense	1,068	346	2,358	667
Loss Before Income Taxes	(2,445)	(1,259)	(7,156)	(3,026)
Income Tax Expense	411	195	624	400
Net Loss	$(2,856)	$(1,454)	$(7,780)	$(3,426)
Net Loss per Common Share—Basic	$(0.10)	$(0.05)	$(0.27)	$(0.12)
Net Loss per Common Share—Diluted	$(0.10)	$(0.05)	$(0.27)	$(0.12)
Weighted Average Common Shares Outstanding:

Basic	28,692	28,546	28,669	28,527
Diluted	28,692	28,546	28,669	28,527

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities:
Net Loss	$(7,780)	$(3,426)
Adjustments to Reconcile Net Loss:
Depreciation and Amortization	8,599	9,567
Stock-Based Compensation Expense	2,415	2,123
Loss on Disposal of Fixed Assets	50	23
Changes in Operating Assets and Liabilities:
Merchandise Inventories	13,509	(38,648)
Accounts Payable	(4,729)	5,034
Customer Deposits and Store Credits	2,652	6,925
Prepaid Expenses and Other Current Assets	(3,557)	307
Accrual for Legal Matters and Settlements	4,575	2,951
Payments for Legal Matters and Settlements	(33,725)	(1,691)
Other Assets and Liabilities	3,899	(4,695)
Net Cash Used in Operating Activities	(14,092)	(21,530)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(8,907)	(6,584)
Other Investing Activities	64	28
Net Cash Used in Investing Activities	(8,843)	(6,556)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	63,000	29,000
Payments on Credit Agreement	(38,500)	(9,000)
Other Financing Activities	(1,074)	(1,199)
Net Cash Provided by Financing Activities	23,426	18,801
Effect of Exchange Rates on Cash and Cash Equivalents	671	469
Net Increase (Decrease) in Cash and Cash Equivalents	1,162	(8,816)
Cash and Cash Equivalents, Beginning of Period	11,565	19,938
Cash and Cash Equivalents, End of Period	$12,727	$11,122

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in thousands)
Gross Profit, as reported (GAAP)	$102,487	$101,310	$196,098	$196,282

Antidumping Adjustments [1]	—	(2,126)	—	(2,126)
HTS Classification Adjustments [2]	(779)	—	(779)	—
Sub-Total Items above	(779)	(2,126)	(779)	(2,126)

Adjusted Gross Profit (non-GAAP measures)	$101,708	$99,184	$195,319	$194,156

1      Represents countervailing and antidumping income of $2.1 million associated with applicable prior-year shipments of engineered hardwood from China for both the three and six months ended June 30, 2018.

2      Represents classification adjustments related to the Harmonized Tariff Schedule (“HTS”) duty categorization in prior periods during the three and six months ended June 30, 2019.

Items impacting SG&A with comparisons to the prior-year period includes:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in thousands)
SG&A, as reported (GAAP)	$103,864	$102,223	$200,896	$198,641

Accrual for Legal Matters and Settlements [3]	4,750	2,701	4,575	2,951
Legal and Professional Fees [4]	1,017	3,325	2,995	6,391
Sub-Total Items above	5,767	6,026	7,570	9,342

Adjusted SG&A (a non-GAAP measure)	$98,097	$96,197	$193,326	$189,299

3      This amount represents the charge to earnings for the Kramer employment case and certain Related Laminate Matters, which is described more fully in Note 8 to the condensed consolidated financial statements.

4      Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

Items impacting operating income (loss)  and operating margin with comparisons to the prior-year period includes:

	Three Months Ended June 30,				Six Months Ended June 30,
	(dollars in thousands)				(dollars in thousands)
	2019	% Sales	2018	% Sales	2019	% Sales	2018	% Sales
Operating Loss, as reported (GAAP)	$(1,377)	(0.5)%	$(913)	(0.3)%	$(4,798)	(0.9)%	$(2,359)	(0.4)%

Gross Margin Items:
Antidumping Adjustments [1]	—	—	(2,126)	(0.7)	—	—	(2,126)	(0.4)
HTS Classification Adjustments [2]	(779)	(0.3)%	—	—%	(779)	(0.1)%	—	—%
Gross Margin Subtotal	(779)	(0.3)%	(2,126)	(0.7)%	(779)	(0.1)%	(2,126)	(0.4)%

SG&A Items:
Accrual for Legal Matters and Settlements [3]	4,750	1.6%	2,701	1.0%	4,575	0.8%	2,951	0.5%
Legal and Professional Fees [4]	1,017	0.4%	3,325	1.2%	2,995	0.5%	6,391	1.2%
SG&A Subtotal	5,767	2.0	6,026	2.1	7,570	1.4	9,342	1.7

Adjusted Operating Income (a non-GAAP measure)	$3,611	1.3%	$2,987	1.0%	$1,993	0.4%	$4,857	0.9%

1,2,3,4      See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in thousands, except per share amounts)		(dollars in thousands, except per share amounts)
Net Loss, as reported (GAAP)	$(2,856)	$(1,454)	$(7,780)	$(3,426)
Net Loss, per Diluted Share as reported (GAAP)	$(0.10)	$(0.05)	$(0.27)	$(0.12)

Gross Margin Items:
Antidumping Adjustments [1]	—	(2,126)	—	(2,126)
HTS Classification Adjustments [2]	(779)	—	(779)	—
Gross Margin Subtotal	(779)	(2,126)	(779)	(2,126)

SG&A Items:
Accrual for Legal Matters and Settlements [3]	4,750	2,701	4,575	2,951
Legal and Professional Fees [4]	1,017	3,325	2,995	6,391
SG&A Subtotal	5,767	6,026	7,570	9,342

Adjusted Earnings	$2,132	$2,446	$(989)	$3,790
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.07	$0.09	$(0.03)	$0.13

1,2,3,4      See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.